    NIAGARA MOHAWK POWER CORPORATION

    300 ERIE BOULEVARD WEST, SYRACUSE, NEW YORK  13202






    To the Shareholders of
    Niagara Mohawk Power Corporation

    You are cordially invited to attend the Annual Meeting of your Corporation to be held at 10:30 a.m. on Tuesday, May 2, 1995 at the BUFFALO MARRIOTT, 1340 MILLERSPORT HIGHWAY, AMHERST, NEW YORK
    14221.

    The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement. A current report on business operations of the Corporation will be presented at the meeting and shareholders will have an opportunity to ask questions.

    Your vote is important. Whether or not you plan to attend the Annual Meeting, please sign, date and return your proxy card in the enclosed envelope to ensure that your shares will be represented at the Annual Meeting. Last year, proxies were received from over 57,000 shareholders representing 89.8% of the outstanding stock.
    We are hopeful that an equally fine response will be forthcoming this year.

    Prompt return of your voted proxy card will reduce the cost of further mailings and other follow-up work. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

    We are grateful for your assistance and express our appreciation in advance.



    Sincerely yours,




    William E. Davis
    Chairman of the Board and Chief Executive Officer












    March 21, 1995

    NOTICE OF ANNUAL MEETING



    Please take notice that the Annual Meeting of Shareholders of Niagara Mohawk Power Corporation will be held at the Buffalo Marriott, 1340 Millersport Highway, Amherst, New York 14221 on Tuesday, May 2, 1995 at 10:30 a.m. for the following purposes:

    (1) To elect four directors to serve in Class I for a term expiring at the 1998 Annual Meeting;

    (2) To consider and act upon a shareholder proposal relating to a Company report on carbon dioxide emissions; and

    (3) To transact such other business as may be properly brought before the meeting or any adjournment thereof.

    Shareholders entitled to vote at the meeting are the holders of the Common Stock of record at the close of business on March 14, 1995.



    By order of the Board of Directors






    Kapua A. Rice
    Secretary





    Dated: March 21, 1995

    PROXY STATEMENT


    Niagara Mohawk Power Corporation
    300 Erie Boulevard West, Syracuse, New York  13202


    The enclosed Proxy is solicited by the Board of Directors of Niagara Mohawk Power Corporation ("Corporation") for use at the Annual Meeting of Shareholders to be held on May 2, 1995 and at any adjournment thereof. This proxy statement and the form of proxy, together with the 1994 Annual Report, are being mailed to shareholders of record commencing on or about March 21, 1995.

    The close of business on March 14, 1995 has been fixed as the date for determining the holders of Common Stock entitled to vote at the meeting. Shareholders of Common Stock whose names appeared of record on the books of the Corporation at the close of business on March 14, 1995, will be entitled to vote at the meeting and at any adjournment thereof. On the record date for the meeting there were 144,330,482 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

    (1). PROPOSAL TO ELECT FOUR CLASS I DIRECTORS

    The Corporation presently has fifteen directors.  Mr. John G.
    Haehl, Jr., who has served as Director for 25 years, will retire from the Board of Directors at the 1995 Annual Meeting and is not a candidate for reelection. In addition, Mr. John M. Endries, President of the Corporation and Board member since 1988, elected to take early retirement, effective upon the election of his successor. As a result, as of the 1995 Annual Meeting, the Corporation will have fourteen Directors. The Board of Directors is deeply appreciative of the contributions made by Messrs. Haehl





    and Endries.

    The Corporation's Certificate of Incorporation, as amended, provides for classification of the Directors into three classes, composed of as nearly equal a number of Directors as possible. One class of Directors is elected at each Annual Meeting of Shareholders to hold office for a term expiring at the third Annual Meeting of Shareholders after such election. Of the directors identified below, four are nominees for election as Class I Directors for a term expiring at the 1998 Annual Meeting. All nominees are members of the present Board of Directors.

    Unless otherwise instructed, proxies received in response to this solicitation will be voted in favor of the election of the persons nominated to the class of directors identified below. If any of them should be unable or unwilling to serve, the proxy may be voted for the election of such other person as the Board of Directors may recommend in his or her place. The management has no reason to believe that any nominee will become unavailable to serve.

    As applicable to each nominee and continuing Director, the name, age as of March 1, 1995, principal occupation, business experience for the last five years or more, other directorships and the year in which first elected a Director, are set forth below.

    BUSINESS BACKGROUND OF NOMINEES AND DIRECTORS

    NOMINEES FOR CLASS I DIRECTORS - TERMS EXPIRING IN 1998


    [PHOTO]         ALBERT J. BUDNEY, JR.

                    Albert J. Budney, Jr., age 47, was elected
                    President of the Corporation effective April 1995.
                    Mr. Budney was previously employed by UtiliCorp
                    United, Inc. as Corporate Managing Vice President





                    of the UtiliCorp Power Services Group and as President of the Missouri Public Service Division.

                    From 1990-1992, he held the position of Vice
                    President with Stone & Webster Inc. Prior to that he was General Manager of Strategic Planning, Budgeting and Financial Analysis of Public Service Enterprise Group. Until March 1995, he was Vice Chairman of MoKan Power Pool and a director of Southwest Power Pool.

                    Mr. Budney was elected to the Board, effective
                    April, 1995.


    [PHOTO]         EDMUND M. DAVIS

                    Edmund M. Davis, age 65, is a Partner of Hiscock
                    & Barclay, Syracuse, N.Y., Attorneys-at-Law. Mr. Davis has been associated with the law firm since 1957. Member of the Central Region Advisory Board of Directors of Marine Midland Bank. Trustee of Clarkson University.

                    Mr. Davis has been a director of this Corporation since 1970.

    [PHOTO]         DR. BONNIE GUITON HILL

                    Bonnie Guiton Hill, age 53, is the Dean and
                    Professor of Commerce of the McIntire School of Commerce at the University of Virginia. Dr. Hill has held her present position since 1992. Prior to that, she served as the Secretary of State and Consumer Services Agency for the State of California. During 1990 she was President and Chief Executive Officer of Earth Conservation Corps. and from 1989 to 1990, she served as





                    Special Advisor to the President and Director of the United States Office Of Consumer Affairs.
                    Director of AK Steel Corporation; Crestar

                    Financial Corporation; Hershey Foods Corporation; Joint Center for Political and Economic Studies;


                    Louisiana-Pacific Corporation; National
                    Environmental Education and Training Foundation and RREEF America, Inc. Member of the Consumer Affairs Advisory Committee of the Securities and Exchange Commission.

                    Dr. Hill has been a director of this Corporation since 1991.


    [PHOTO]         HENRY A. PANASCI, JR.

                    Henry A. Panasci, Jr., age 66, is Chairman of the Board and Chief Executive Officer of Fay's Incorporated. Mr. Panasci has held his present position since 1976. Prior to that he co-founded Fay's Drug Co., Inc. with his father in 1958 and was elected president in 1966. Director of the National Association of Chain Drug Stores. Trustee of Syracuse University.

                    Mr. Panasci has been a director of this Corporation since 1988.



    CONTINUING CLASS II DIRECTORS - TERMS EXPIRING IN 1996


    [PHOTO]         WILLIAM F. ALLYN






                    William F. Allyn, age 59, is President of Welch Allyn, Inc., Skaneateles Falls, N.Y. Mr. Allyn joined Welch Allyn, Inc. in 1962 and was elected
          8         to his present position in 1980.  Director of the
                    Business Council of New York State; Community General Hospital; Manufacturers Association of Central New York; ONBANCorp., Inc.; Oneida Limited; Perfex Corporation and Syracuse Research Corporation. Trustee of Syracuse University. Overseer of the School of Nursing, Syracuse University; Thayer School of Engineering, Dartmouth College and the Schools of Engineering at the University of Rochester and Syracuse University.

                    Mr. Allyn has been a director of this Corporation since 1988.

    [PHOTO]         WILLIAM E. DAVIS

                    William E. Davis, age 52, was elected Chairman of the Board and Chief Executive Officer in 1993.
                    Mr. Davis joined the Corporation in 1990 as Vice President-Corporate Planning, was elected Senior Vice President in April 1992, serving in that capacity until elected Vice-Chairman of the Board of the Corporation in November 1992. Prior to that, Mr. Davis was executive deputy commissioner of the New York State Energy Office. Director of Opinac Energy Corporation, a wholly-owned subsidiary of the Corporation, and its subsidiary, Canadian Niagara Power Company, Limited; Association of Edison Illuminating Companies; Business Alliance for a New, New York; Center for Clean Air Policy; Crouse-Irving Memorial Hospital; Edison Electric Institute; Metropolitan
                    Development Association of Syracuse and Central
                    New York, Inc.; The Nuclear Energy Institute;





                    Syracuse University and Utilities Mutual Insurance Company. Trustee of Niagara Mohawk Foundation, Inc. Chairperson of the Executive Committee of the

                    Energy Association of New York and President's Council of Syracuse University of New York College of Environmental Science and Forestry. Committee Member of The Energy and Transportation Task Force

                    of President Clinton's Council on Sustainable
                    Development; Harvard Electricity Policy Group and Partners for a Drug Free New York.

                    Mr. Davis has been a director of this Corporation since 1992.

    [PHOTO]         WILLIAM J. DONLON

                    William J. Donlon, age 65, retired in 1993 as Chairman of the Board and Chief Executive Officer of the Corporation with 45 years service as an active employee. Director of Opinac Energy Corporation, a wholly-owned subsidiary of the Corporation, and its subsidiary, Canadian Niagara Power Company, Limited; Metropolitan Development Association of Syracuse and Central New York, Inc.; ONBANCorp., Inc.; and Utilities Mutual Insurance Company. Trustee of Siena College and Syracuse University.

                    Mr. Donlon has been a director of this
                    Corporation since 1980.


    [PHOTO]         EDWARD W. DUFFY

                    Edward W. Duffy, age 68, retired in 1983 as
                    Chairman of the Board and Chief Executive Officer





                    of Marine Midland Banks, Inc. Mr. Duffy's association with the Marine Midland Bank system began in 1952. Mr. Duffy retired as a director of Marine Midland Bank on September 1, 1993.

                    Director of Columbus McKinnon Corporation; Graphic Arts National Insurance Company; Oneida Limited; Utica Mutual Insurance Company; Utica National Insurance Group and W.R. Grace & Co.


                    Mr. Duffy has been a director of this Corporation since 1973.


    [PHOTO]         DR. PATTI McGILL PETERSON

                    Patti McGill Peterson, age 51, is President of St. Lawrence University, Canton, N.Y. Dr. Peterson has held her present position since 1987.
                    Director of John Hancock Advisors, Inc. and
                    Security Mutual Life Insurance Company. Trustee of Northwood School; Consortium for Independent Colleges and Universities; Association of American Colleges and The Nelson A. Rockefeller Institute of Government. Member of the American Council on Education's Commission on National Challenges in Higher Education.

                    Dr. Peterson has been a director of this Corporation since 1988.



    CONTINUING CLASS III DIRECTORS - TERMS EXPIRING IN 1997


    [PHOTO]         LAWRENCE BURKHARDT, III





                    Lawrence Burkhardt, III, age 62, is an independent consultant with the Atlas Consulting Group. Prior to his retirement in 1990, Mr. Burkhardt was employed by the Corporation and served as

                    Executive Vice President of Nuclear Operations. He was elected to the Board of Directors on October 21, 1988 and contracted to become an employee of the Corporation for a two-year period ending on November 15, 1990. Director of Management Analysis Company.


                    Mr. Burkhardt has been a director of this Corporation since 1988.

    [PHOTO]         DOUGLAS M. COSTLE

                    Douglas M. Costle, age 55, is a Distinguished Senior Fellow of the Institute for Sustainable Communities in Montpelier, Vt. Mr. Costle served as Dean of the Vermont Law School in South Royalton, Vermont from 1987 until 1991. Former Administrator of the U.S. Environmental Protection Agency. Co-founder of the Environmental Testing and Certification Corporation, a national laboratory that tests chemical wastes. Director of Air and Water Technologies Corporation; Clean Sites, Inc.; John Hancock Advisors, Inc.; The Keystone Center; MITRE Corporation; National Audubon Society; Vermont Land Trust; and Vermont Symphony.

                    Mr. Costle has been a director of this Corporation since 1991.

    [PHOTO]         DONALD B. RIEFLER





                    Donald B. Riefler, age 67, is self-employed as a Financial Market Consultant and is an advisor to
                    J. P. Morgan, Florida FSB. Prior to his retirement in 1991, Mr. Riefler was Chairman of the Market Risk Committee for J. P. Morgan & Co.

                    Incorporated and Morgan Guaranty Trust Company of New York. Director of Bank of Tokyo Trust Company and Liberty Brokerage Inc.

                    Mr. Riefler has been a director of this
                    Corporation since 1978.




    [PHOTO]         STEPHEN B. SCHWARTZ

                    Stephen B. Schwartz, age 60, retired in 1992 as Senior Vice President, Market-Driven Quality, of International Business Machines Corporation.
                    Mr. Schwartz joined IBM in 1957 and was elected Senior Vice President in 1990. Prior to that and from 1978 he served as an officer in a wide variety of sales, development, manufacturing, staff and general management positions. Director of Integrated Surgical Systems and Western Digital Corporation.

                    Mr. Schwartz has been a director of this Corporation since 1992.


    [PHOTO]         JOHN G. WICK

                    John G. Wick, age 70, retired in June, 1994, as of counsel to Falk & Siemer, Buffalo, N.Y.,
                    Attorneys-at-Law. Mr. Wick had been a partner with





                    Falk & Siemer since 1985 and has engaged in the practice of law since 1981.

                    Mr. Wick has been a director of this Corporation since 1976.

                       BOARD OF DIRECTORS AND COMMITTEES


    Meetings and Attendance

    During 1994, ten meetings of the Corporation's Board of Directors (the "Board of Directors" or the "Board") were held. Each Director serving in 1994 attended 75% or more of the combined total of meetings of the Board of Directors and the Committees on which he or she served.

    There are six standing Committees of the Board, namely, the Audit Committee, the Compensation and Succession Committee, the Committee on Corporate Public Policy and Environmental Affairs, the Executive Committee, the Finance Committee and the Nuclear Oversight Committee. The Board does not have a standing Nominating Committee to nominate candidates for Board membership, but functions as a committee of the whole. Any nomination may be made from the floor by any shareholder who has made a written request to the Corporation to have such nomination considered at the annual meeting. Information with respect to the Audit Committee and the Compensation and Succession Committee is set forth below.

    Audit Committee

    The Audit Committee, consisting of John G. Wick, Chairperson,
    William F. Allyn, Bonnie Guiton Hill, Patti McGill Peterson and
    Donald B. Riefler, all of whom are non-employee directors, met six times in 1994. Duties performed by the Audit Committee include:





    meeting with the independent accountants, chief internal auditors and certain personnel of the Corporation to discuss the planned scope of auditing examinations and the adequacy of internal controls and interim and annual financial reporting; reviewing the results of the annual examination of the consolidated financial statements and periodic internal audit examinations; reviewing the services and fees of the Corporation's independent accountants;

    overseeing matters involving compliance with Corporate business ethics policies; reviewing management's assessment of financial risks; authorizing and participating in special projects and studies; and performing any other duties or functions deemed appropriate by the Board. (See Art. IV of Exhibit A, attached hereto.)

    Compensation and Succession Committee

    The Compensation and Succession Committee, consisting of
    Edward W. Duffy, Chairperson, William F. Allyn, Edmund M. Davis, Henry A. Panasci, Jr. and Stephen B. Schwartz, all of whom are non-employee directors, met eight times during 1994. The Committee reviews the annual and incentive compensation of the elected officers of the Corporation, the Corporation's pension and health benefit funds, savings fund, nuclear decommissioning trust funds, and officer development and succession plans, and makes recommendations to the Board of Directors with respect to these matters; regularly reviews the assets held by the various Trustees for the Corporation's trust funds and meets with investment managers to review earnings on assets held in the Trust funds when appropriate; selects, appoints or terminates investment managers and investment advisors and recommends to the Board of Directors continuation or replacement of any of the Trustees for these funds; and meets with the Corporation's actuarial advisor to review the advisor's annual reports and progress toward funding the Pension Plan.

    SECURITY OWNERSHIP OF MANAGEMENT

    The following table shows all shares of the Corporation's
    Common Stock beneficially owned by each Director, the Executive Officers named in the Summary Compensation Table below and by all Directors and Executive Officers as a group.


          15                                               Beneficial
                                                          Ownership(a)

    William F. Allyn .......................                  1,000
    Lawrence Burkhardt, III ................                    382
    Douglas M. Costle ......................                    500
    Edmund M. Davis ........................                  2,274
    William E. Davis .......................                  1,218(b)
    William J. Donlon ......................                 15,944
    Edward W. Duffy ........................                  3,234
    John M. Endries ........................                 10,433(b)
    John G. Haehl, Jr. .....................                 34,524(c)
    Bonnie Guiton Hill .....................                    700
    Henry A. Panasci, Jr. ..................                  3,500(d)
    Patti McGill Peterson ..................                    500
    Donald B. Riefler ......................                  1,000
    Stephen B. Schwartz ....................                    500
    John G. Wick ...........................                  1,211
    B. Ralph Sylvia ........................                  3,053(b)
    John W. Powers .........................                 12,153(b)
    Michael P. Ranalli .....................                 28,295(b)
    All Directors and Executive Officers as a group (24).   132,139

    _______________
    (a) Based on information furnished to the Corporation by the Directors and Executive Officers. In each instance the number indicated represents shares of Common Stock beneficially owned as of December 31, 1994. As of such date, no Director or Executive Officer individually owned more than .02 percent of the Corporation's Common Stock issued and outstanding and all such persons as a group owned less than .09 percent of such





        Common Stock.

    (b) Includes shares of Common Stock credited under the Employee Savings Fund Plan as of December 31, 1994.

    (c) Includes shares of Common Stock owned by a member or members of immediate family, as to which beneficial ownership is disclaimed.

    (d) Includes shares of Common Stock held by an estate of which the named person is co-executor.

    In addition to the shares of the Corporation's Common Stock, John G. Wick and John W. Powers beneficially own 1,200 and 1,600 shares of the Corporation's Preferred Stock, 9 1/2% Series, respectively.

    Section 16(a) of the Securities and Exchange Act of 1934 requires the Corporation's Directors and Executive Officers to file initial reports of ownership and reports of changes in ownership of the Corporation's equity securities with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Based solely on a review of the copies of such forms and written representations from the Corporation's Directors and Executive Officers, the Company believes that all Section 16(a) filing requirements applicable to the Corporation's Directors and Executive Officers were complied with except that one transaction was reported late. Mr. John G. Wick, a director, inadvertently failed to timely file a report with the SEC reflecting his beneficial ownership of 1,200 shares of Preferred Stock, 9 1/2% Series. A report of such acquisition was promptly filed with the SEC upon discovery of the oversight on Form 5.


    BOARD OF DIRECTORS' COMPENSATION AND SUCCESSION COMMITTEE







    REPORT ON EXECUTIVE COMPENSATION

    The Compensation and Succession Committee of the Board of Directors (the "Committee") is comprised entirely of non-employee directors. The Committee has responsibility for approving officer salary increases and for the administration of the Corporation's annual officer incentive compensation plan, performance share unit plan, and stock option plan. The Committee operates on behalf of the Board of Directors which has final approval responsibility for officer compensation determinations.

    This Committee report describes the Corporation's officer compensation program strategy, the components of the program, and the manner in which 1994 compensation determinations were made for the Corporation's Chairman of the Board and Chief Executive Officer, Mr. William E. Davis, and the other four officers (collectively referred to as the "Executive Officers") whose 1994 compensation is disclosed in the Summary Compensation Table of this Proxy Statement.




    Base Salary

    The Committee seeks to ensure that salaries of the Executive Officers remain competitive with levels paid to comparable positions among 23 Eastern Region investor-owned electric and gas utilities (the same companies included in the peer group shown on the performance graph on page 14) and other U.S. electric and gas utilities with comparable revenues. The Committee believes that competitive salaries provide the foundation of the Corporation's officer compensation program and are essential for the Corporation to attract and retain qualified senior officers, expecially in light of the increasing competition within the industry. Each





    officer position has been assigned to a competitive salary range. The Committee annually evaluates the continued competitiveness of these ranges and approves adjustments based on compensation survey data for the aforementioned utilities. The Committee intends to administer salaries within the 25th to 75th percentiles of practice with respect to those comparable utilities. The Committee also annually evaluates each officer's performance and salary position within the range to which that position has been assigned. Taking these factors into account, the Committee independently determines the salary of the Chief Executive Officer (CEO) and reviews recommendations submitted by the CEO in approving the salaries of the other Executive Officers as well as all other officers.

    Mr. Davis became CEO on May 1, 1993. At that time, his annual salary rate was established at $420,000. During 1994, Mr. Davis' salary was increased by 7.3% to his present annual level of $450,500. In 1994 the Corporation discontinued payment of Board of Directors' meeting fees to employee board members, including
    Mr. Davis. The salaries of the other four Executive Officers were increased between 3.5% and 14.9% or an average of 6.8% in 1994 . The Committee has been advised by its consultant that Mr. Davis' 1994 salary approximates the median relative to the CEOs of the 23 Eastern Region utilities. The average salaries of the other four Executive Officers approximate the 75th percentile relative to the salaries of the other executive officers in the Eastern Region utility comparator group. However, Niagara Mohawk's revenues position it within the highest quartile (i.e., above the 75th percentile) of this utility group. Taking into account the size of Niagara Mohawk's revenues relative to the revenues and salaries at these utilities, Mr. Davis' salary falls below 50th percentile levels. In addition, the average salaries of the other four Niagara Mohawk Executive Officers also fall below 50th percentile levels on a revenue adjusted basis.



    Annual Officer Incentive Compensation Plan (OICP)





    On December 13, 1990 the Board of Directors adopted the Corporation's OICP and the Management Incentive Compensation Plan ("MICP"). The officer OICP is structured and administered so that a significant component of each Executive Officer's annual cash compensation must be earned on the basis of the Corporation's and the officer's annual performance. Incentive award opportunities for 1994 were set by the Committee at 35% of salary for Mr. Davis,

    Mr. Endries, and Mr. Sylvia. Award opportunities for Messrs. Powers and Ranalli were set at 25% of salary. The opportunities represent the maximum OICP payment an Executive Officer could earn with respect to 1994. OICP award opportunities are intended to position executive officer annual compensation (salary + OICP awards) within the 25th to 75th percentile of comparably sized utility practice depending on company financial, business and support unit performance.

    For the 1994 plan year, an incentive pool funding mechanism was used in the OICP as well as the MICP to calculate the total amounts available for payment of awards under these Plans. The funding mechanism related the size of the incentive pool to earnings per share ("EPS") results for the plan year. If actual EPS was below budgeted EPS, there would be no incentive pool and consequently no payments to officers or management employees. If actual EPS equalled budgeted EPS, i.e., $1.73, 15% of the maximum awards would be placed into the incentive pool and paid to officers and management employees if the additional performance criteria described below were satisfied. The incentive pool would be funded at maximum award levels if actual EPS exceeded budgeted EPS by 10%. Actual EPS would be determined after the cost of the awards under the Plans. In addition to the incentive pool funding mechanism, awards from the OICP and MICP were predicated on the maintenance of 1994 dividend payments at least equal to 1993 levels.

    Payment of 1994 OICP awards for Messrs. Davis and Endries was based on the following criteria: EPS measured against budgeted standards and the achievement of business and support unit cost management and other performance goals established at the start of





    the year. Thirty-one other officers were eligible for the 1994 OICP and 3,305 management, supervisory, technical, professional, and administrative employees were eligible for the Corporation's 1994 MICP.

    Since 1994 EPS did not attain the requisite threshold level of $1.73, no OICP or MICP awards were paid with respect to 1994 performance.


    Performance Share Unit Plan

    On January 30, 1992, the Board of Directors adopted the
    Performance Share Unit Plan to provide officers, and other key employees of the Corporation and its subsidiaries, with the opportunity to earn longer-term incentive awards, payable in cash at the end of a three-year period (the "Performance Cycle"), based on the achievement of performance results which provide appropriate financial returns to the Corporation's shareholders and quality services to its customers.

    In 1992 the Committee approved the grant of performance share units ("Units") to nine executive officers for a 1992-1994 Performance Cycle. No performance units were earned with respect to this cycle which ended on December 31, 1994 because actual results were below threshold levels of performance required by the plan.


    Early in 1994, the Committee approved the grant of 25,000
    Units to Mr. Davis, 15,000 to Mr. Endries, 10,000 to Mr. Sylvia, and 6,000 each to Messrs. Powers and Ranalli. Dividends will be credited with respect to all Units granted during the Performance Cycle. These dividend credits will be re-invested at the prevailing stock price thereby increasing the number of Units





    available to be earned during the Performance Cycle. The number of Units that are earned at the end of the 1994-1996 Performance Cycle will be based on (1) total shareholder return i.e., market appreciation plus dividends (75% of Units), and (2) the quality of service the Corporation provides its customers (25% of Units) during the 1994-1996 Performance Cycle measured relative to 23 Eastern Region investor-owned electric and gas utilities. To earn all the Units, the Corporation's relative ranking on both performance criteria would have to equal or exceed the 75th percentile of these comparator utilities. The earning of any Units under (1) above is conditioned on the Corporation's 3-year total return to shareholders equaling the 50th percentile for the 23 comparator utilities. The cash payment value of each Unit earned will be equal to the Corporation's average daily closing stock price during the fourth quarter of the last year of the Performance Cycle.

    The number of Units, and stock options as described below, which were granted each year was based on an evaluation of the long-term incentive award opportunities provided by the 23 other Eastern Region utilities. The Committee endeavors to position long-term incentive grants in the top quartile relative to the practices of these utilities. However, the competitiveness of awards realized from such grants is largely dependent upon the competitiveness of returns the Corporation generates for its shareholders during the 3-year Performance Cycle.


    Stock Option Plan

    On May 5, 1992, the shareholders approved the Corporation's
    1992 Stock Option Plan. The purpose of this plan, as stated in the text approved by stockholders, is "to promote the interests of the Corporation, its shareholders, and its ratepayers by ensuring continuity of management and increased incentive on the part of officers and other key employees of the Corporation and its subsidiaries, responsible for major contributions with effective





    management, through facilitating their acquisition of equity interests in the Corporation."

    On January 26, 1994 the Corporation granted 10,000 stock options to Mr. Davis, 6,000 to Mr. Endries, 5,000 to Mr. Sylvia, and 3,000 each to Messrs. Powers and Ranalli. These options become exercisable on January 26, 1997 and expire on January 26, 2004, ten years following the date they were granted.

    On June 21, 1994 the Corporation granted 10,000 additional stock options to Mr. Davis. These options become exercisable on June 21, 1997 and expire on June 21, 2004, ten years following the date they were granted.

    Dividends are credited on all outstanding options. These credits are regarded as having been reinvested to purchase shares of the Corporation's common stock. At the time the option is exercised, the Executive Officer receives a cash payment equal to the value of the dividend share credits.

    The Committee is aware of the limitations that recent tax legislation has placed on the tax deductibility of compensation in excess of $1 million which is earned in any year by an Executive Officer. Currently none of the Executive Officers has earned compensation subject to such limitations. One of the determinants of deductibility is that compensation be "performance based." Although the Committee believes OICP payments, performance share unit payments, and stock option grants are performance based, it will continue to monitor developments in this area and take appropriate actions to preserve the tax deductibility of compensation paid to Executive Officers, should this become necessary.



    In summary, the Compensation and Succession Committee believes the Corporation's Executive Officer Compensation Programs are competitive with the programs of the 23 comparator Eastern Region





    investor-owned electric and gas utility corporations and other utilities of comparable revenue size. The Committee further believes that the Executive Officer Compensation Program is appropriately structured and administered in a manner consistent with the Committee's and the Corporation's strategy of making a substantial component of officer total compensation dependent upon, and directly related to, the achievement of the Corporation's longer-term mission of becoming "the most responsive and efficient energy services company in the Northeast" and its business strategy of achieving maximum value for our shareholders and our customers.

    Through the combination of base salary, OICP awards, performance share unit and stock option grants, the Committee seeks to focus the efforts of Executive Officers toward the execution of business strategies directed toward improving, annually and over the longer-term, both the quality of service to customers and financial returns for its shareholders.

    Edward W. Duffy, Chairperson
    William F. Allyn
    Edmund M. Davis
    Henry A. Panasci, Jr.
    Stephen B. Schwartz






    EXECUTIVE COMPENSATION

    The table below sets forth all compensation paid by the Corporation and its wholly-owned subsidiaries for services rendered in all capacities during the fiscal years ended December 31, 1994, December 31, 1993 and December 31, 1992, to the Chairman of the
    Board and Chief Executive Officer and to each of the other four most highly compensated Executive Officers of the Corporation whose





    compensation exceeded $100,000.

                                 SUMMARY COMPENSATION TABLE
                              Fiscal Years 1994, 1993 and 1992


                                                          Annual Compensation

                                                                                       Other
                                         Fiscal                                        Annual
    Name            Position              Year          Salary(A)      Bonus(B)     Compensation
    W. E. Davis     Chairman of the       1994          $457,867       $     0        $     0
                    Board and Chief       1993           394,045        40,632         65,314
                    Executive Officer     1992           165,002        33,175              0

    J. M. Endries   President             1994           326,165             0              0
                                          1993           312,805        31,184              0
                                          1992           284,091        52,089              0

    B. R. Sylvia    Executive Vice        1994           290,834             0              0
                    President             1993           280,834        58,921              0
                    Nuclear               1992           242,050        45,678              0

    J. W. Powers    Senior Vice           1994           206,683             0              0
                    President             1993           196,651        27,899              0
                                          1992           190,550        29,761              0

    M. P. Ranalli   Senior Vice           1994           188,818             0              0
                    President             1993           181,792        23,008              0
                                          1992           173,834        37,824              0


                    Long-Term
                    Compensation







                                      All Other
    Name            Options(#)        Compensation
    W. E. Davis     20,000           28,591
                    11,125          123,692
                     1,500            6,418

    J. M. Endries    6,000           14,572
                     6,000           12,177
                     6,000            9,908

    B. R. Sylvia     5,000            8,061
                     5,000            7,970
                     3,000            6,592

    J. W. Powers     3,000            8,454
                     3,000            8,383
                     3,000            6,541

    M. P. Ranalli    3,000           10,721
                     3,000           10,337
                     3,000            7,773

    (A) Includes all employee contributions to the Employee Savings Fund Plan; and for Messrs. Davis, Endries and Powers,
          Directors' fees received from Opinac Energy Corporation.

    (B)   Cash awards under the Annual Incentive Compensation Plan.

    (C)   All Other Compensation for 1994 includes:


    Employer contributions to the Corporation's Employee Savings Fund
    Plan:  Mr. Davis ($3,000), Mr. Endries ($4,500), Mr. Sylvia
    ($3,000), Mr.  Powers ($4,500),  and Mr. Ranalli  ($4,500); Taxable





    portion of life insurance premiums: Mr. Davis ($8,821), Mr. Endries ($3,127), Mr. Sylvia ($2,228), Mr. Powers ($3,203), and Mr.
    Ranalli ($5,032); Employer contributions to the Corporation's Excess Benefit Plan: Mr. Davis ($7,841), Mr. Endries ($6,945), Mr. Sylvia ($2,308), Mr. Powers ($751), and Mr. Ranalli ($1,189);
    Payments under the Corporation's Relocation Policy: Mr. Davis ($8,929); and Surplus Flex Benefit Dollars: Mr. Sylvia ($525).


    The following table discloses, for the Chairman of the Board and Chief Executive Officer, Mr. William E. Davis and the other named executives, the number and terms of options granted during the fiscal year ended December 31, 1994.

                                  Option Grants in Last Fiscal Year


                                          Individual Grants


                              Number of                % of Total
                              Securities               Options
                              Underlying               Granted to
                              Options                  Employees         Exercise or                                  Grant Date
                              Granted                  In Fiscal         Base Price         Expiration                Present
    Name Group                (#) (A)                    Year            Per Share(B)          Date                   Value (C)
    W. E. Davis                10,000                    12.03%             $19.375         1/26/2004                  $38,750

    W. E. Davis                10,000                    12.03%              15.375         6/21/2004                   30,750
    J. M. Endries               6,000                     7.22%              19.375         1/26/2004                   23,250
    B. R. Sylvia                5,000                     6.02%              19.375         1/26/2004                   19,375
    J. W. Powers                3,000                     3.61%              19.375         1/26/2004                   11,625
    M. P. Ranalli               3,000                     3.61%              19.375         1/26/2004                   11,625

    /TABLE

    (A) The issuance of common stock pursuant to the Stock Option Plan is subject to approval by the New York State Public Service Commission.
    (B)   Options become exercisable January 26, 1997 and June 21,
          1997.
    (C) The Grant Date Present Value is calculated using the Black-Scholes Option Pricing Module with the following assumptions: market price of the stock at January 26, 1994 grant date ($19.375) and at June 21, 1994 grant date ($15.375); exercise price of options that expire on January 26, 2004 ($19.375) and options that expire on June 21, 2004 ($15.375); stock volatility (0.1138); dividend yield (3.41%); risk free rate (6.25%); exercise term (10 years); Black-Scholes ratio (0.2); and Black-Scholes value ($3.875) for options that expire on January 26, 2004 and ($3.075) for options that expire on June 21, 2004.

    NOTE: The Black-Scholes values do not reflect dividend share equivalents credited on all outstanding options which will be paid when the associated options are exercised.

    The following table summarizes exercises of options by the Chairman of the Board and Chief Executive Officer, Mr. William E. Davis, and the other named executives, the number of unexercised options held by them and the spread (the difference between the current market price of the stock and the exercise price of the option) on those unexercised options for fiscal year ended December 31, 1994.

                                          Aggregated Option Exercises in Last Fiscal Year
                                                  and Fiscal Year-End Option Values

                                           Number of Securities                 Value of





                                          Underlying Unexercised              Unexercised
                                           Options at Fiscal                 Options at Fiscal
                                            Year-End (#)(A)                    Year-End (B)
    W. E. Davis                                  32,625                               $0
    J. M. Endries                                18,000                                0
    B. R. Sylvia                                 13,000                                0
    J. W. Powers                                  9,000                                0
    M. P. Ranalli                                 9,000                                0


    (A)   No options were exercised or exercisable in 1994.
    (B) The closing market price of the Corporation's common stock on December 30, 1994 was $14.25 which is less than the exercise price of all unexercised options.

    The following table outlines the awards granted to the Chairman of the Board and Chief Executive Officer, Mr. William E. Davis, and the other named executives under the Corporation's
    Performance Share Unit Plan, a long-term incentive plan, for the fiscal year ended December 31, 1994.


              Long-Term Incentive Plan - Awards in Last Fiscal Year

                                                             Estimated Future Payouts





                                                            Under Non-Stock Price-Based Plans

                       Number             Performance
                       of Share           or Other
                       Units or           Period Until
                       Other Rights       Maturation        Threshold      Threshold
    Name Group            (#)             Or Payout            (#)           ($)(A)
    W. E. Davis          25,000              1997             6,250         $107,031
    J. M. Endries        15,000              1997             3,750           64,219
    B. R. Sylvia         10,000              1997             2,500           42,813
    J. W. Powers          6,000              1997             1,500           25,688
    M. P. Ranalli         6,000              1997             1,500           25,688


                             Estimated Future Payouts
                         Under Non-Stock Price-Based Plans

                       Target      Target      Maximum     Maximum
    Name Group           (#)       ($)(B)        (#)        ($)(C)
    W. E. Davis        12,500      $240,625     25,000     $531,250
    J. M. Endries       7,500       144,375     15,000      318,750
    B. R. Sylvia        5,000        96,250     10,000      212,500
    J. W. Powers        3,000        57,750      6,000      127,500
    M. P. Ranalli       3,000        57,750      6,000      127,500


    (A) Based on the assumption of an average stock price of $17.125 during the fourth quarter of 1996.
    (B) Based on the assumption of an average stock price of $19.250 during the fourth quarter of 1996, which represents the half way point between the threshold and maximum.
    (C) Based on the assumption of an average stock price of $21.250 during the fourth quarter of 1996.

    All performance share units contingently granted, and all accumulated dividend share units credited, would be earned if the





    Corporation's relative ranking is at the 75th percentile or above on all performance criteria. Please see Compensation and Succession Committee Report above for discussion of the plan and performance criteria.

    NOTE: Values identified do not include accumulated dividend share units.


    The following graph illustrates the performance of the Corporation's cumulative total return to shareholders from the beginning of 1990 to the end of 1994 in comparison to the Standard & Poor's 500 Stock Index ("S&P") and a peer group of Eastern Region Utilities. This peer group is the same as that to which the Corporation is being compared to when measuring achievement of its Change Vision and the Total Return to Shareholders goal of the Performance Share Unit Plan.

    The graph reflects the Corporation's performance during a period when financial results were affected significantly by various internal and external factors. During 1990, the Corporation's financial results were still adversely affected by its nuclear operations. In 1991, the common stock dividend, which was eliminated in 1989, was reinstated. Since reinstatement, the Corporation has paid regular and increasing dividends. The period from 1991 through 1993 was marked by a gradual financial recovery which was greatly influenced by significant improvements in nuclear operations and aggressive cost management initiatives. During 1994, although these internal initiatives continued, declining interest rates (which affect utility stocks generally) and adverse actions by regulators resulted in a decline in total shareholder return for the Corporation and its peer group.


    In general, increasing competition within the industry has resulted in uncertainty on the part of the investment community. The April 1994 announcement of aggressive market reforms in California





    heightened this level of concern. At the state level, the market reacted negatively to the New York Public Service Commission Staff's recommendation to reduce the Corporation's electric rates and the Commission's decision allowing an unregulated generator to sell power directly to one of the Company's largest industrial customers. Management is aggressively attempting to make the

    Corporation more competitive in its cost structure by reducing unregulated generator payments, excessive business taxes and all elements of internal costs. In addition, the Corporation continues to strongly advocate, with regulators and other constituencies, that the transition to competition be addressed comprehensively and with fairness and equity.





          NIAGARA MOHAWK POWER CORPORATION
    Comparison of Five Year Cumulative Total Return vs. S&P 500 and Peer Group of Eastern Region Utilities



    [ILLUSTRATION OF PERFORMANCE GRAPH]


                       12/31/89      12/31/90     12/31/91     12/31/92    12/31/93     12/31/94
    NIAGARA MOHAWK      100.00         91.30        126.71       141.11     155.87       117.49

    S&P 500             100.00         96.89        126.42       136.05     149.76       151.74

    PEER GROUP          100.00         95.76        123.64       141.82     154.79       133.12

    /TABLE

    Assumes  $100 invested on 12/31/89 in Niagara Mohawk stock, S&P 500
    and  Eastern Region  utilities.   All    dividends reinvested  over
    period.

    NOTE 1    EASTERN REGION UTILITIES:
    Allegheny Power System Inc.                   DQE, Inc.                               Northeast Utilities
    Atlantic Energy, Inc.                         Delmarva Power & Light Co.              Orange & Rockland Utilities Inc.
    Baltimore Gas & Electric Company              Eastern Utilities Associates            Pennsylvania Power & Light Co.
    Boston Edison Company                         General Public Utilities Corp.          PECO Energy Company
    Brooklyn Union Gas Company                    Long Island Lighting Co.                Public Service Enterprise Group Inc.
    Central Hudson Gas & Electric Corp.           National Fuel Gas Company               Rochester Gas & Electric Corp.
    Central Maine Power Co.                       New England Electric System             The United Illuminating Company
    Consolidated Edison Co. of New York, Inc.     New York State Electric & Gas Corp.


    NOTE 2

    Total returns for each Eastern Region Utility were determined in accordance with the Securities and Exchange Commission's regulations, i.e., weighted according to each such issuer's stock market capitalization.


    Retirement Benefits

    The following table illustrates the maximum aggregate pension benefit, integrated with Social Security, payable by the Corporation under the Niagara Mohawk Pension Plan (the "Basic Plan") and the Corporation's Supplemental Executive Retirement Plan
    (the "Supplemental Plan") to an officer in specified average salary





    and years-of-service classifications. Such benefit amounts have been calculated as though each officer selected a straight life annuity and retired on December 31, 1994 at age 65. The amount of compensation taken into account under a tax-qualified plan is subject to certain annual limits (adjusted for increases in the cost of living, $150,000 in 1994 and $150,000 for 1995). This limitation may reduce benefits payable to highly compensated individuals.


                                         Annual Retirement Allowance

    3-Year Average          10 Years            20 Years       30 Years         40 Years             45 Years
    Annual Salary           Service*            Service        Service          Service              Service
     $150,000               $21,090            $ 82,758        $ 82,758         $ 87,270             $ 94,770
      225,000                27,534             127,758         127,758          127,758              127,758
      300,000                27,961             172,758         172,758          172,758              172,758
      375,000                27,961             217,758         217,758          217,758              217,758
      450,000                27,961             262,758         262,758          262,758              262,758
      525,000                27,961             307,758         307,758          307,758              307,758



    _____________

    *Subject to five-year average annual salary.

    The credited years of service under the Basic and Supplemental Plans for the individuals listed in the Summary Compensation Table are Mr. Davis, 5 years; Mr. Endries, 22 years; Mr. Sylvia, 4 years; Mr. Powers, 31 years; Mr. Ranalli, 36 years.

    The Basic Plan, a noncontributory, tax-qualified defined benefit





    plan, provides all employees of the Corporation with a minimum retirement benefit related to the highest consecutive five-year average compensation. Compensation covered by the Basic Plan includes only the participant's base salary or pay, subject to the maximum annual limit noted above. Directors who are not employees are not eligible to participate.

    The Supplemental Plan is an unfunded, nonqualified, noncontributory defined benefit plan providing additional benefits to certain officers of the Corporation upon retirement after age 55 who have 20 or more years of employment. The Committee may grant exceptions to these requirements. The Supplemental Plan provides for payment monthly of an amount equal to the greater of (i) 60% of monthly base salary averaged over the final 36 months of employment, less benefits payable under the Basic Plan, retirement benefits accrued during previous employment and one-half of the maximum Social Security benefit to which the participant may be entitled at the time of retirement, or (ii) benefits payable under the Basic Plan without regard to the annual benefit limitations imposed by the Internal Revenue Code. Effective January 1, 1995, participants in the Supplemental Plan may elect to receive their benefit in a lump sum payment provided certain established criteria are met.




    Employee Agreements

    In 1993, the Corporation entered into employment agreements with Messrs. Davis, Endries, Sylvia, Powers and Ranalli. The agreements have an initial three-year term, and, unless either party gives notice to the contrary, the agreement will be extended annually for one-year periods. The agreements provide that the executive will be able to participate in the Corporation's incentive compensation plans according to their terms. If at any time the executive's employment is terminated by the Corporation without cause or,





    following a change in control, the executive terminates employment for good reason (as defined in the agreement), the executive will be entitled to a severance benefit paid over two years in an amount equal to two times the executive's base salary plus an amount equal to two times the greater of the executive's (i) most recent annual incentive award or (ii) average annual incentive award paid over the previous three years. The employment agreements also provide that the executive's benefits under the Corporation's Supplemental Executive Retirement Plan will be based on the executive's salary and annual incentive award and, further, that if the executive's employment terminates under the conditions noted above, the
    executive  will  be  deemed fully  vested  under  such  plan.   The
    agreements restrict under certain circumstances the executive's ability to compete with the Corporation and to use confidential information concerning the Corporation. In the event of a dispute over an executive's rights under the executive's agreement following a change in control of the Corporation, the Corporation will pay the executive's reasonable legal fees with respect to the dispute unless the executive's claims are found to be frivolous.

    In November, 1994, the Corporation entered into a supplemental agreement with Mr. Powers in exchange for his foregoing retirement under the Corporation's Voluntary Employee Reduction Program and continuing employment with the Corporation until December 31, 1996. Under this agreement, Mr. Powers became entitled to a lump sum payment following the successful closing of the sale of HYDRA-CO Enterprises, Inc., and, upon his retirement on December 31, 1996, Mr. Powers will be entitled to (i) a severance allowance equal to one-half of his annual salary then in effect and (ii) a benefit under the Corporation's Supplemental Executive Retirement Plan no less than his benefit calculated as of November, 1994, and based on his salary and annual incentive award as disclosed in the Summary Compensation Tables of the Corporation's proxy statement for the years 1994, 1995 and 1996.







    COMPENSATION OF DIRECTORS

    Directors who are not employees of the Corporation receive an annual retainer of $20,000 and $1,000 per Board meeting attended. Directors who are not employees and who chair any of the standing Board Committees receive an additional annual fee of $3,000 and those who serve on any of the standing Board Committees, including the chair, receive $850 per Committee meeting attended. The Corporation also reimburses its Directors for travel, lodging and related expenses they may incur in attending Board and Committee meetings.




    The Corporation has an unfunded, nonqualified retirement plan for Directors who have not been employees of the Corporation. Under the plan, a Director retiring at age 65 or older after ten years of service as a Director is entitled to an annual benefit equal to such Director's annual retainer, including Chairperson's fee if applicable, at the time of retirement. If a Director of such age retires after serving less than ten years, but more than five years, such Director will receive a pro-rated benefit based on years of service. If a Director serves on the Board less than five years or leaves before reaching age 65, no benefit is available.

    The Corporation provides certain health and life insurance benefits to Directors who are not employees of the Corporation. During 1994, the following Directors received the indicated benefits under the foregoing arrangements: Mr. Allyn ($5,606), Mr. Burkhardt ($3,363), Mr. Costle ($3,459), Mr. Edmund Davis ($5,258), Mr.
    Donlon ($30), Mr. Duffy ($4,998), Mr. Haehl ($58), Dr. Hill ($342),
    Mr. Panasci ($182), Dr. Peterson ($3,316), Mr. Riefler ($5,267) and Mr. Wick ($6,313).





    Mr. Burkhardt received a consulting fee of $42,000 during 1994.



    COMPENSATION AND SUCCESSION COMMITTEE INTERLOCKS
            AND INSIDER PARTICIPATION

    Directors Allyn, Duffy, Edmund Davis, Panasci and Schwartz, all of whom are non-employee directors, are members of the Compensation and Succession Committee.

    Edmund Davis and Director Donlon's son, Robert M. Donlon, are each partners with the law firm of Hiscock and Barclay. The Corporation retained Hiscock and Barclay to represent the Corporation on
    certain  litigation  matters  and   to  provide  legal  counsel  on
    corporate matters.




    The Corporation paid that firm a total of $1,602,138 for services rendered during 1994.

    John M. Endries is a Director of Marine Midland Bank, which
    extended credit to  the Corporation of $123,135,000.   During 1994,
    the  maximum  loan  at   Marine  Midland  Bank  at  any   time  was
    $90,129,667; interest on all loans was $5,061,277; fees for credit facilities were $71,237; and fees for bank services were $291,385. Onbank and Trust of ONBANCorp., Inc. of which William F. Allyn and William J. Donlon are Directors, has extended credit to the Corporation of $500,000. During 1994, fees for the credit facilities were $6,250.

    The terms of these borrowings and credit facilities are as favorable as those available from comparable unaffiliated sources.






    SECURITIES HELD BY CERTAIN BENEFICIAL OWNERS

    The following table sets forth the shares of Common Stock of the Corporation that the Corporation believes are or may be owned as of December 31, 1994 by persons with more than five percent of the Corporation's Common Stock.


                                                                       Amount
                                                                        and
                                                                      Nature of
                                                                      Beneficial               Percent
    Title of Class         Name and Address of Beneficial Owner        Ownership               of Class
    Common Stock           Fidelity Management Trust Company           11,227,094(1)             7.78%

                                    82 Devonshire Street
                                    Boston, Massachusetts  02109


    ___________
    (1) Fidelity Management Trust Company is Trustee of the Corporation's Employee Savings Fund Plans for Non-Represented Employees and Represented Employees. The Trustee will vote all shares of Common Stock held in the Trust established for the Plans in accordance with the directions received from the employees participating in the Plans. The Trustee will vote shares for which it receives no instructions in the same proportion as it votes shares for which it receives instructions.

    The Corporation believes that holders of approximately 80.9% of the Corporation's Common Stock outstanding as of December 31, 1994 elected to hold their shares, not in their own names, but in the





    names of banking or financial intermediaries. Accordingly, as of that date, 116,843,583 shares were registered in the nominee name of The Depository Trust Company, Cede & Co.


    (2). SHAREHOLDER PROPOSAL TO ISSUE A REPORT ON CARBON DIOXIDE
         EMISSIONS

    The Dominican Sisters, Sparkill, New York 10976, who own 3,000 shares of the Corporation's Common Stock, have advised the Corporation that they intend to present the following proposal at the 1995 Annual Meeting of Shareholders:

    "RESOLVED: Shareholders request the Company to make a report publicly available by September 1995 (prepared at reasonable cost and omitting proprietary information), describing: (a) plans or actions that will reduce carbon dioxide emissions; (b) the financial implications of these plans, actions or lack thereof, and
    (c) the ensuing impact upon shareholders."


    In Support of the Foregoing Resolution, the Proponent States:

    "We believe an effective report should discuss costs and savings for all feasible measures that would reduce CO2 emissions, including demand side management, development of renewable sources of energy, and fuel switching to lower-carbon-content fuels. Beginning to make cost-effective reductions in greenhouse gas emissions now can make the Company more competitive and help retain large customers; create jobs in the local economy; and protect both short- and long-term financial health and shareholder value. Shareholders should vote FOR this resolution if they wish to minimize costs - both to the company and to society at large - of minimizing climate change."

    The affirmative vote of a majority of the votes cast at the meeting is required for approval of the foregoing proposal.







    Board of Directors' Response to the Shareholder Proposal

    The Corporation is committed to pursuing a comprehensive environmental agenda which it believes is in the best interests of the Corporation and its shareholders and does not feel passage of the proposed resolution regarding issuing a report would in any way further those interests. Our existing policies take us beyond mere compliance with the law, and we have taken a lead nationally in the reduction of greenhouse gas emissions.

    Therefore, the Board of Directors recommends that you vote AGAINST the proposal to issue a report on carbon dioxide emissions.



                CHANGE TO BY-LAWS

    The Board of Directors amended the provisions of Sections 8 and 9 of Article II and Section 3 of Article IV of the By-Laws of the Corporation to adopt confidential voting and to expand the role and responsibilities of the Audit Committee. The text of these amendments is attached as Exhibit A to this Proxy Statement. No shareholder approval was necessary for these amendments.



             ADDITIONAL INFORMATION

    The Directors and Officers of the Corporation and its subsidiaries are insured against obligations which may be incurred as a result of the Corporation's indemnification of its Directors and officers.
    The coverage also insures the Directors and officers against
    liabilities  for  which  they  may   not  be  indemnified  by   the
    Corporation or its subsidiaries, except a dishonest act or breach of trust. The insurance was purchased from the National Union Fire Insurance Company, Associated Electric & Gas Insurance Services,





    Ltd., Aetna Casualty and Surety Company, Federal Insurance Company, CNA Insurance Company and ACE Insurance Company, Ltd. for the term from January 31, 1995 to January 30, 1996 for an aggregate premium of $2,047,380.



             INDEPENDENT ACCOUNTANTS

    The Corporation has selected the independent accounting firm of Price Waterhouse LLP to examine the financial statements of the Corporation and its subsidiaries for the year ended December 31,

    1995. Representatives of Price Waterhouse LLP will be present at the meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.




                  OTHER MATTERS

    The management does not know of any matters of business other than the foregoing to be presented at the Annual Meeting. However, if other matters are properly brought before the meeting or any adjournment thereof, the proxies will be voted accordingly to the best judgment of the persons authorized thereby.

    Expenses incurred in connection with this solicitation will be borne by the Corporation. The firm of D. F. King & Co., Inc., New York, New York, has been engaged to aid in the solicitation of proxies for a fee of $10,500. Directors, officers or employees of the Corporation may solicit proxies in person, by telephone, or by mail but without extra compensation. Upon request, brokerage houses or other nominees or fiduciaries will be reimbursed by the Corporation for the expense of forwarding proxy material to beneficial owners of stock.





    Shareholders are urged to sign the accompanying form of proxy, solicited on behalf of the Board of Directors, and return it at once in the envelope provided for that purpose. The proxy does not affect the right to vote in person at the meeting and if voted, may be revoked at any time prior to the meeting. Proxies will be voted in accordance with the shareholders' directions. If no directions are given, proxies will be voted for the election of the nominees for directors set forth in this Proxy Statement and against the shareholder-proposed resolution relating to carbon dioxide emissions.

    A plurality of the votes cast at the meeting is required for the election of Directors. Except where otherwise provided by law, an affirmative vote of a majority of the votes cast at the meeting is required for approval of all other items submitted to the shareholders for their consideration. If a shareholder returns a proxy indicating abstention, or a broker indicates on a proxy either abstention or that it does not have discretionary authority to vote certain shares, those shares will not be considered as votes cast with respect to a particular matter, but will be counted in the number of shares present in person or represented by proxy for purposes of determining whether a quorum is present and for all other matters relating to shares in attendance.

    Voting is confidential, in accordance with the provisions of Sections 8 and 9 of Article II of the By-Laws of the Corporation. Tabulation of proxies and the votes cast at the meeting is conducted by an independent agent and certified by independent inspectors of election. Any information which would identify the vote of any shareholder are held permanently confidential and will not be disclosed to the Corporation, except as may be necessary to meet legal requirements.


           SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING





    Proposals of shareholders intended to be presented at the 1996 Annual Meeting must be received by the Corporation on or before November 25, 1995, to be considered for inclusion in the Corporation's Proxy Statement and Form of Proxy relating to that meeting.

    By Order of the Board of Directors,





    Kapua A. Rice
    Secretary



    Dated:  March 21, 1995